Exhibit 99.1

Press Release & Investor Call

Remote Monitoring & Control Solutions Provider Acorn Reports

Q2 Results Reflecting Growth in Hardware Sales and Improved Gross Margin

Investor Call Today at 11am ET

Wilmington, DE – August 12, 2022 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, announced results for its second quarter (Q2’22) ended June 30, 2022, driven by increased hardware revenue and continued improvement in gross margin. Acorn will host an investor call today at 11:00 a.m. ET to review its results and outlook and to answer investor questions (call details below).

Summary Financial Results

($ in thousands)	Q2’22	Q2’21	Change	6M’22	6M’21	Change
Monitoring revenue	$966	$1,017	-5.0%	$1,956	$2,025	-3.4%
Hardware revenue	$655	$594	+10.3%	$1,416	$1,291	+9.7%
Total revenue *	$1,621	$1,611	+0.6%	$3,372	$3,316	+1.7%
Gross profit	$1,246	$1,222	+2.0%	$2,504	$2,432	+3.0%
Gross margin	76.9%	75.9%		74.3%	73.3%

* All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue

($ in thousands)	Q2’22	Q2’21	6M’22	6M’21
Total GAAP revenue	$1,621	$1,611	$3,372	$3,316
Less: Amortization of deferred revenue	(1,479)	(1,465)	(2,983)	(2,922)
Plus: Sales recorded to deferred revenue	1,422	1,705	3,225	3,087
Other adjustments and write-offs	31	(1)	31	(5)
Total cash-basis revenue **	$1,595	$1,850	$3,645	$3,476
Year-over-year growth	-14%		5%

**See definition of Non-GAAP measure below.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Despite continued macro challenges such as rising interest rates and economic uncertainty, the strength of our hardware plus monitoring services model enabled a slight revenue improvement in the second quarter and improved gross margin on a GAAP basis. Monitoring hardware revenue continues to benefit from the move by wireless carriers to no longer support legacy 3G technology, as they transition to next-generation LTE and 5G wireless technologies that provide superior bandwidth and performance. The “sunsetting” of 3G technology boosted our hardware revenue as customers upgraded to new equipment in recent quarters. However, the upgrade cycle has also had a negative impact on near-term monitoring revenue, as some customers choose not to upgrade and renew monitoring services. We expect most of the small amount of remaining 3G units to be upgraded over the balance of 2022, largely completing this transition.

“We also track cash-basis revenue, which tends to be more variable than GAAP revenue, primarily due to the deferment of hardware sales over 3-years for GAAP and the timing of sales between quarters. Following a very strong first quarter, our cash basis revenue declined in the second quarter, reflecting the timing impact of customers who purchased in the first quarter, the rapid rise in interest rates and general economic uncertainty. For the first six months of 2022 our cash-basis revenue grew 5% versus the first six months of 2021. However, based on purchase orders, current sales and marketing activity and customer discussions we’re seeing in early Q3, we expect our second half to be significantly stronger than the first half of 2022. We also remain very optimistic about our intermediate and long-term growth prospects.

“We are very excited about the additional revenue potential offered by electric grid relief ‘demand response’ programs. In June we partnered with the leading, national energy solutions provider, CPower Energy Management, on a program that will enable new standby generator customers to earn compensation for participating in demand response programs. Utilizing OmniMetrix’s wireless remote generator monitoring and control capabilities along with CPower’s demand response solutions, electric grid operators will automatically shift the power load to enrolled end-customers’ standby generators during peak demand, when the grid is stressed and energy prices are very high. In addition to the peace of mind that standby generators provide by ensuring reliable power during extreme weather events, generator owners will now have the potential to be compensated just for enrolling in these demand response programs.

“Demand response is exciting and a potential game changer for our primary business of remote monitoring and control of stand-by power generators. We signed our first dealer – Power Solutions Specialists TX – who will offer demand response options for purchasers of new generators, and we are working to expand similar programs across our dealer base. We expect such programs to formally launch in late 2022 and begin to have an impact on our results in 2023.

“While some quarterly performance variability is inevitable for a company of our size, I am very excited about the growth prospects for our company, as our solutions help solve many of today’s key business and environmental challenges. OmniMetrix solutions enable cost-effective monitoring of equipment with reduced travel time, as well as lower labor and fuel costs. As environmental and electric grid issues, and awareness of these issues, increase, OmniMetrix solutions become even more attractive with higher ROI and lower pay-back periods, or time-to-value, for customers.

“In terms of financial position, our balance sheet and liquidity remain strong with $1.3 million of cash and approximately $1.5 million in receivables and inventory with no debt outstanding. We also have the ability to add a revolving credit facility, if we decide to further enhance our working capital flexibility, as we grow.”

Financial Highlights

●	Q2’22 revenue rose 1% to $1,621,000, reflecting a 10% increase in hardware revenue and a 5% decrease in monitoring revenue compared to Q2’21. The increase in hardware revenue was due to sales of equipment related to the sunsetting of 3G technology by wireless carriers, while the monitoring revenue decrease was principally due to discontinued connections resulting from sunsetting 3G technology. Revenue increased 2% to $3,372,000 in the first six months of 2022 compared to the first six months of 2021, as hardware revenue rose 10% and monitoring revenue declined 3%, also related to the impacts of 3G sunsetting.

●	Q2’22 gross profit increased 2% to $1,246 compared to Q2’21, reflecting revenue growth and an improvement in gross margin to 77% from 76%. Gross profit for the first six months of 2022 improved by 3% compared to the first six months of 2021, due to revenue growth and an improvement in gross margin to 74% from 73%. Hardware gross margin rose to 50% in the first six months of 2022, compared to 46% in the first six months of 2021. The increase in hardware gross margin is partially due to higher margin accessory and engineering sales.

●	Total operating expenses of OmniMetrix increased to $1,248,000 in Q2’22 from $991,000 in Q2’21, due to higher R&D and SG&A expenses. R&D expense increased to $212,000 in Q2’22 from $175,000 in Q2’21, due to increases in the cost of engineering personnel and the continued development of next generation remote monitoring and control products for power generation equipment and cathodic protection products for gas pipelines, as well as for the exploration of possible new product lines. SG&A expense increased to $985,000 in Q2’22 from $816,000 in Q2’21, primarily due to increases in personnel expenses and technology consulting fees. OmniMetrix also recorded an impairment charge of $51,000 in Q2’22 related to an investment in ERP software. Corporate overhead expenses were essentially flat period-over-period at $220,000 in Q2’22 compared to $226,000 in Q2’21.

●	On a consolidated basis, the company generated an operating loss of $222,000 in Q2’22 versus operating income of $5,000 in Q2’21, with the loss attributable to higher operating costs, as described above.

●	Net loss was $223,000, or $0.01 per share, in Q2’22 vs. net income of $2,000, or $0.00 per share, in Q2’21. For the first six months of 2022, net loss was $346,000, or $0.01 per share, as compared to net income of $22,000, or $0.00 per share, for the first six months of 2021.

Liquidity and Cash Flow

Consolidated cash was $1,259,000 at June 30, 2022, compared to $1,722,000 at year end December 31, 2021.

Cash used in operating activities was $194,000 in the first six months of 2022, compared to cash generated of $83,000 during the first six months of 2021, primarily related to increased working capital, including inventory, accounts receivable and increased deferred revenue. The company invested $298,000 in inventory in the first six months of 2022, in part to mitigate any procurement delays for key components and materials, considering global supply chain disruptions in the current environment.

During the first six months of 2022, the Company also invested $266,000 in technology and software, primarily in the design of its new cloud server environment, as well as investments in new hardware and software upgrades. These investments will promote an enhanced user experience for customers and allow a more flexible technology infrastructure to better support the company’s future growth.

Acorn reminds investors that its operations could be materially affected by continued supply chain disruptions, new outbreaks of COVID-19 or variants, and the overall economic environment, which could include material adverse impacts on the Company’s operations, financial position, cash flows and reported results.

Investor Call Details

Date/Time:	Friday, August 12th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2022	2021	2022	2021

Revenue	$3,372	$3,316	$1,621	$1,611
Cost of sales	868	884	375	389
Gross profit	2,504	2,432	1,246	1,222
Operating expenses:
Research and development expense	410	353	212	175
Selling, general and administrative expense	2,387	2,048	1,205	1,042
Impairment of software	51	—	51	—
Total operating expenses	2,848	2,401	1,468	1,217
Operating (loss) income	(344)	31	(222)	5
Finance expense, net	(1)	(5)	(1)	(1)
(Loss) income before income taxes	(345)	26	(223)	4
Income tax expense	—	—	—	—
Net (loss) income	(345)	26	(223)	4
Non-controlling interest share of net income	(1)	(4)	*	(2)
Net (loss) income attributable to Acorn Energy, Inc. shareholders	$(346)	$22	$(223)	$2

Basic and diluted net (loss) income per share attributable to Acorn Energy, Inc. shareholders:	$(0.01)	$0.00	$(0.01)	$0.00
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted
Basic	39,688	39,688	39,688	39,688
Diluted	39,688	39,914	39,688	39,936

*Less than $1

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash	$1,259	$1,722
Accounts receivable, net	584	876
Inventory, net	915	617
Deferred cost of goods sold	858	799
Other current assets	221	229
Total current assets	3,837	4,243
Property and equipment, net	687	517
Right-of-use assets, net	349	399
Deferred cost of goods sold	772	714
Other assets	178	169
Total assets	$5,823	$6,042
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$340	$457
Accrued expenses	156	164
Deferred revenue	3,642	3,541
Current operating lease liabilities	111	107
Other current liabilities	43	34
Total current liabilities	4,292	4,303
Long-term liabilities:
Deferred revenue	1,993	1,852
Long-term operating lease liabilities	279	336
Other long-term liabilities	14	12
Total long-term liabilities	2,286	2,200
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; Issued – 39,687,589 shares at June 30, 2022 and December 31, 2021	397	397
Additional paid-in capital	102,857	102,804
Accumulated deficit	(100,980)	(100,634)
Treasury stock, at cost – 801,920 shares at June 30, 2022 and December 31, 2021	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(762)	(469)
Non-controlling interest	7	8
Total deficit	(755)	(461)
Total liabilities and deficit	$5,823	$6,042

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN THOUSANDS)

	Six months ended June 30,
	2022	2021
Cash flows (used in) provided by operating activities:
Net (loss) income	$(345)	$26
Depreciation and amortization	48	37
Impairment of software	51	—
Non-cash lease expense	59	59
Stock-based compensation	53	36
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	292	(98)
Increase in inventory	(298)	(127)
Increase in deferred cost of goods sold	(117)	(33)
Increase in other current assets and other assets	(1)	(18)
Decrease in accounts payable and accrued expenses	(125)	(95)
Increase in deferred revenue	242	165
Decrease in operating lease liability	(62)	(60)
Increase in other current liabilities and non-current liabilities	9	1
Net cash (used in) provided by operating activities	(194)	83

Cash flows used in investing activities:
Investments in technology	(266)	(42)
Other capital investments	(3)	—
Net cash used in investing activities	(269)	(42)

Cash flows used in financing activities:
Short-term credit, net	—	(149)
Net cash used in financing activities	—	(149)

Net decrease in cash	(463)	(108)
Cash at the beginning of the year	1,722	2,063
Cash at the end of the period	$1,259	$1,955

Supplemental cash flow information:
Cash paid during the year for:
Interest	$1	$4

Non-cash investing and financing activities:
Accrued preferred dividends to former Acorn director and/or former OmniMetrix CEO	$2	$2

Definition of Non-GAAP Measure

OmniMetrix monitoring systems include the sale of equipment and of monitoring services. The majority of the sales of OmniMetrix equipment do not qualify as a separate unit of accounting. As a result, revenue (and related costs) associated with sale of equipment are recorded to deferred revenue (and deferred charges) upon shipment for PG and CP monitoring units. Revenue and related costs with respect to the sale of equipment are recognized over the estimated life of the units which is currently estimated to be three years. In the rare instance that a specific sale of OmniMetrix equipment does qualify as a separate unit of accounting (the unit is custom designed and sold without monitoring), the revenue is recognized when the unit is shipped to the customer and not deferred. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period. Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.